The Simply Good Foods Company Reports Fiscal Fourth Quarter
And Full Fiscal Year 2022 Financial Results and Provides Full Fiscal Year 2023 Outlook

Denver, CO, October 21, 2022 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and fifty-two weeks ended August 27, 2022.

Fourth Quarter Summary:(1)
•Net sales increased 5.5%
•Net income(2) of $30.1 million versus $18.2 million
•Earnings per diluted share (“EPS”)(2) of $0.30 versus $0.19
•Adjusted Diluted EPS(3) of $0.36 versus $0.29
•Adjusted EBITDA(4) $51.0 million versus $48.5 million
Full fiscal year 2023 outlook:
•Net sales expected to increase slightly greater than the Company's long-term algorithm of 4-6%, including a headwind of almost 1 percentage point related to the fiscal year 2022 frozen pizza licensing
•Adjusted EBITDA(4,6) anticipated to increase in line with the net sales growth rate
Board of Directors approves $50 million increase to share repurchase authorization

“Fiscal 2022 was another successful year for our Company as we exceeded our top and bottom line growth expectations, despite the significant external challenges we faced throughout the year,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “I’m extremely proud of our employees who showed tremendous tenacity and adaptability to overcome those challenges. Due to their efforts, we achieved another strong year of revenue, earnings and market share growth.”

“As we look to fiscal 2023, we believe we will build on our momentum and deliver another year of solid net sales and earnings growth. The company is uniquely positioned within the nutritional snacking category to succeed in a challenging economic environment. While early, first quarter fiscal 2023 retail takeaway performance is off to a good start. Despite a slowing economy, we remain cautiously optimistic. Our brands are well developed in the mid to upper income households, there are not meaningful private label alternatives, and we are well positioned in the mass retail channels that typically do better as shoppers seek out value. Therefore, we expect net sales to increase slightly greater than our 4-6% long-term algorithm, including a headwind of almost 1 percentage point related to the previously discussed agreement to license the Quest frozen pizza business.”

“We continue to expect supply chain cost inflation primarily due to higher ingredient and packaging costs. Pricing and cost savings initiatives are in place to offset dollar cost inflation assuming our ingredient and packaging costs stay at current levels. In fiscal 2023, we expect Adjusted EBITDA to increase in line with the net sales growth rate with SG&A leverage enabling us to maintain Adjusted EBITDA margin. Gross margin is expected to decline, although at a lower rate than fiscal 2022. Most of the decline will occur in the fiscal first quarter of 2023 as gross margin in the year ago period increased given that we had yet to experience significant supply chain cost inflation. We are confident in the strength of our business and diversification of our portfolio across brands, forms, customers and channels that provide us with multiple ways to win in the marketplace and deliver shareholder value,” Scalzo concluded.

Fiscal Fourth Quarter 2022 Results

Net sales increased $14.3 million, or 5.5%, to $274.2 million. Net price realization was about a 9.5 percentage point contribution to net sales growth and volume was off about 4 percentage points. North America net sales increased 6.4%, slightly greater than estimates, due to better than expected retail takeaway. As a result of the retail customer inventory draw down, the Company exited fiscal 2022 with more typical retail inventory levels. The March 2022 agreement to license the Quest frozen pizza business to Bellisio Foods was a 0.9 percentage point headwind to North America net sales growth. As expected, the international business declined 16.6% year over year due to the Europe business exit. Core international net sales was about the same as the year ago period. The combined Europe business exit and Quest frozen pizza business licensing was a 1.6 percentage point headwind to total Company net sales growth in the quarter.

Total Simply Good Foods retail takeaway for the thirteen weeks ended August 28, 2022, increased 8.6% in the U.S. measured channels of IRI MULO + Convenience Stores. In the fourth quarter of fiscal 2022, total Simply Good Foods combined measured and unmeasured channel U.S. retail takeaway increased about 12%. Atkins and Quest retail takeaway in the combined measured and unmeasured channels increased about 0.5% and 24%, respectively and each brand gained market share in their respective subsegments of weight management and active nutrition.

Gross profit was $101.8 million for the fourth quarter of fiscal 2022, a decline of $2.6 million from the year ago period, resulting in gross margin of 37.1%. The 310 basis points decline versus the year ago period was slightly greater than forecast. Input cost inflation was in line with expectations while unfavorable one-time co-manufacturer start-up costs and in-bound freight, due to higher diesel costs, were greater than estimates.

In the fourth quarter of fiscal 2022, the Company reported net income of $30.1 million compared to $18.2 million for the comparable period of 2021. In the fourth quarter of fiscal 2021, results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, in the fourth quarter of fiscal 2021, the Company recognized a non-operating, non-cash charge of $5.5 million related to the fair value change of private warrant liabilities. As previously disclosed, on January 10, 2022, the private warrants were fully exercised on a cashless basis, and, as a result, there were no outstanding private warrants during the fourth quarter of fiscal 2022.

Operating expenses of $58.3 million declined $5.3 million versus the comparable period of 2021. Selling and marketing expenses were $26.9 million versus $30.8 million. The 12.6% decline versus the year ago period was due to a step-up in brand investments in the year ago period that coincided with an increase in shopper traffic as COVID-19 pandemic concerns began to subside. General and administrative ("G&A") expenses declined $1.4 million to $27.1 million primarily due to lower compensation and corporate expense.

Interest expense was $5.4 million, a decline of $1.9 million versus the fourth quarter of fiscal 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $51.0 million an increase of $2.5 million versus the year ago period.

In the fourth quarter of fiscal 2022, the Company reported earnings per diluted share (“Diluted EPS”) of $0.30 versus $0.19 in the year ago period. In the fourth quarter of fiscal 2021, Diluted EPS reflects the remeasurement of private warrant liabilities which did not repeat in the fiscal fourth quarter of 2022. The diluted weighted average total shares outstanding in the fiscal fourth quarter of 2022 was approximately 101.8 million versus 97.8 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.36 versus $0.29 in the year ago period. The calculation of Adjusted Diluted EPS for the fiscal fourth quarter of 2022 and the fiscal fourth quarter of 2021 assumes fully diluted shares outstanding(2, 3) of approximately 101.8 million shares and 102.4 million shares, respectively, which reverses the exclusion of the private warrants in fully diluted shares outstanding under GAAP for the fiscal fourth quarter of 2021.

Fifty-Two Weeks Ended August 27, 2022 Results vs. Fifty-Two Weeks Ended August 28, 2021
•Net sales increased 16.2%
•Net income(2) of $108.6 million versus $40.9 million
•Earnings per diluted share (“EPS”)(2) of $1.08 versus $0.42
•Adjusted Diluted EPS(3) of $1.59 versus $1.26
•Adjusted EBITDA(4) increased 12.9% to $234.0 million

Net sales increased $163.1 million, or 16.2%, to $1,168.7 million. The March 2022 agreement to license the Quest frozen pizza business to Bellisio Foods was a 0.8 percentage point headwind to full-year North America net sales growth. As expected, the international business declined 23.8% year over year due to the Europe business exit. Core international net sales growth was 4.0%. The combined Europe business exit and Quest frozen pizza business licensing was a 2.0 percentage point headwind to total Company net sales growth.

Gross profit was $445.6 million for the fifty-two weeks ending August 27, 2022, an increase of $35.8 million or 8.7%. Gross margin was 38.1% for the full fiscal year 2022, relatively in line with expectations, and a decrease of 260 basis points versus the year ago period. The year over year decline is primarily due to supply chain cost inflation, partially offset by the price increase discussed in previous quarters.

Net income was $108.6 million compared to $40.9 million for the comparable period of 2021. The full fiscal year 2022 and 2021 results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $30.1 million in fiscal 2022 and $66.2 million in the year ago period, respectively, related to the fair value change of private warrant liabilities.

Operating expenses of $242.8 million increased $6.7 million versus the comparable period of fiscal 2021. Selling and marketing expenses increased $8.8 million to $121.7 million driven by higher brand building initiatives. G&A expenses declined $2.3 million to $103.8 million as lower integration and restructuring costs, as well as the Europe business exit, more than offset the combined increase of stock-based compensation and higher corporate expenses.

Interest expense was $21.9 million, a decline of $9.7 million versus the comparable period of 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 12.9% to $234.0 million.

For the full fiscal year 2022, the Company reported Diluted EPS of $1.08 versus $0.42 in the year ago period. The change in Diluted EPS reflects the remeasurement of private warrant liabilities. The diluted weighted average total shares outstanding for the fifty-two weeks ending August 27, 2022 was approximately 100.6 million versus 97.4 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $1.59 versus $1.26 in the year ago period. The calculation of Adjusted Diluted EPS for the full fiscal year 2022 and the full fiscal year 2021 assumes fully diluted shares outstanding(2,3) of approximately 102.1 million shares and 101.5 million shares, respectively, to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP.

Balance Sheet and Cash Flow

Full fiscal year 2022 combined cash flow from operations was $110.6 million enabling the Company to reduce its leverage and opportunistically repurchase its common stock. In fiscal 2022, the Company repaid $50.0 million of its term loan debt, and at the end of the year the outstanding principal balance was $406.5 million. As of August 27, 2022, the Company had cash of $67.5 million and a trailing twelve-month Net Debt to Adjusted EBITDA ratio of 1.4x(5).

During the fourth quarter of fiscal 2022, the Company repurchased $31.4 million of its common stock at an average cost of $33.69 per share. For the full fiscal year 2022, the Company repurchased $59.9 million of its common stock. Additionally, in the first quarter of fiscal 2023, the Company repurchased $16.4 million of its common stock at an average price of $30.11.

On October 19, 2022, the Company’s Board of Directors approved a $50.0 million increase to its existing stock repurchase program which was first adopted in November 2018. As of October 19, 2022, an aggregate of approximately $71.5 million is available under the Company’s revised stock repurchase authorization.

Outlook

In a challenging economic environment, the Company believes it is well positioned to generate solid net sales and Adjusted EBITDA growth in fiscal 2023. In fiscal 2023, the Company continues to expect supply chain costs to be higher. The list price increase effective late in the fourth quarter of fiscal 2022 and cost savings initiatives are in place to mostly mitigate these projected higher costs. The Company has made significant marketing and organizational investments in its business over the past few years and believes it should continue to result in the growth of its consumer base, distribution and market share gains. Therefore, the Company anticipates the following in fiscal 2023:

•Net sales to increase slightly greater than the 4-6% long-term algorithm. Included in the sales outlook is a headwind of almost 1 percentage point related to the previously discussed agreement to license the Quest frozen pizza business to Bellisio Foods;
•Gross margin will decline versus last year, although at a lower rate than fiscal 2022. Most of the decline will occur in the fiscal first quarter of 2023 as gross margin in the year ago period increased given the Company had yet to experience significant supply chain cost inflation;
•Full-year fiscal 2023 Adjusted EBITDA(4,6) to increase in line with the net sales growth rate; and,
•Adjusted Diluted EPS(3,6) to increase similarly to the Adjusted EBITDA(4,6) growth rate due to the Company’s expectation of higher interest expense from an increase in the variable interest rate related to its term loan debt, partially mitigated by fewer shares outstanding.

___________________________________
(1) All comparisons for the fourth quarter ended August 27, 2022 versus the fourth quarter ended August 28, 2021.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2023, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Friday, October 21, 2022 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through November 4, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13733191.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements, and other product offerings. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, Quest® and Quest Hero™ brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward-looking statements include, among other things, statements regarding the effect of the novel coronavirus (“COVID-19”) on our business, financial condition and results of operations, our ability to continue to operate at a profit, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy, unexpected costs, the amounts of or changes with respect to certain anticipated restructuring, raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with the Quest Acquisition, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and political conditions affecting us and the industry in which we operate, unforeseen business disruptions or other effects due to current global geopolitical tensions, including relating to Ukraine, changes in consumer preferences and purchasing habits, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	August 27, 2022	August 28, 2021
Assets
Current assets:
Cash	$67,494	$75,345
Accounts receivable, net	132,667	111,456
Inventories	125,479	97,269
Prepaid expenses	5,027	4,902
Other current assets	20,934	9,694
Total current assets	351,601	298,666

Long-term assets:
Property and equipment, net	18,157	16,584
Intangible assets, net	1,123,258	1,139,041
Goodwill	543,134	543,134
Other long-term assets	58,099	54,792
Total assets	$2,094,249	$2,052,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$62,149	$59,713
Accrued interest	160	60
Accrued expenses and other current liabilities	39,675	53,606
Current maturities of long-term debt	264	285
Total current liabilities	102,248	113,664

Long-term liabilities:
Long-term debt, less current maturities	403,022	451,269
Deferred income taxes	105,676	93,755
Warrant liability	—	159,835
Other long-term liabilities	44,639	44,890
Total liabilities	655,585	863,413
See commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 101,322,834 and 95,882,908 issued at August 27, 2022 and August 28, 2021, respectively	1,013	959
Treasury stock, 1,818,754 shares and 98,234 shares at cost at August 27, 2022 and August 28, 2021, respectively	(62,003)	(2,145)
Additional paid-in-capital	1,287,224	1,085,001
Retained earnings	214,381	105,807
Accumulated other comprehensive loss	(1,951)	(818)
Total stockholders’ equity	1,438,664	1,188,804
Total liabilities and stockholders’ equity	$2,094,249	$2,052,217

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	13-Weeks Ended		52-Weeks Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Net sales	$274,164	$259,853	$1,168,678	$1,005,613
Cost of goods sold	172,329	155,396	723,117	595,847
Gross profit	101,835	104,457	445,561	409,766

Operating expenses:
Selling and marketing	26,869	30,757	121,685	112,928
General and administrative	27,121	28,536	103,832	106,181
Depreciation and amortization	4,319	4,339	17,285	16,982
Business transaction costs	—	—	—	—
Loss on impairment	—	—	—	—
Total operating expenses	58,309	63,632	242,802	236,091

Income from operations	43,526	40,825	202,759	173,675

Other income (expense):
Interest income	14	80	15	84
Interest expense	(5,353)	(7,205)	(21,881)	(31,557)
(Loss) gain in fair value change of warrant liability	—	(5,483)	(30,062)	(66,197)
Gain on legal settlement	—	—	—	5,000
Gain (loss) on foreign currency transactions	(312)	(717)	191	(5)
Other (expense) income	(479)	(369)	(453)	(140)
Total other (expense) income	(6,130)	(13,694)	(52,190)	(92,815)

Income before income taxes	37,396	27,131	150,569	80,860
Income tax expense	7,269	8,885	41,995	39,980
Net income	$30,127	$18,246	$108,574	$40,880

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	(313)	(232)	(1,133)	61
Comprehensive income	$29,814	$18,014	$107,441	$40,941

Earnings per share:
Basic	$0.30	$0.19	$1.10	$0.43
Diluted	$0.30	$0.19	$1.08	$0.42
Weighted average shares outstanding:
Basic	100,137,308	95,781,908	98,754,913	95,743,413
Diluted	101,759,791	97,807,116	100,589,156	97,365,598

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	52-Weeks Ended	52-Weeks Ended
	August 27, 2022	August 28, 2021
Operating activities
Net income	$108,574	$40,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,299	18,174
Amortization of deferred financing costs and debt discount	2,559	4,636
Stock compensation expense	11,697	8,265
Loss (gain) in fair value change of warrant liability	30,062	66,197
Estimated credit losses	601	1,114
Unrealized (gain) loss on foreign currency transactions	(191)	5
Deferred income taxes	11,789	9,403
Amortization of operating lease right-of-use asset	6,620	5,051
Loss on operating lease right-of-use asset impairment	—	686
Gain on lease termination	(30)	(156)
Other	681	(16)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(21,796)	(22,284)
Inventories	(29,508)	(39,349)
Prepaid expenses	(138)	(1,202)
Other current assets	(11,739)	2,322
Accounts payable	2,878	25,923
Accrued interest	100	(900)
Accrued expenses and other current liabilities	(15,283)	15,423
Other assets and liabilities	(5,536)	(2,083)
Net cash provided by operating activities	110,639	132,089
Investing activities
Purchases of property and equipment	(5,232)	(5,911)
Issuance of note receivable	(2,400)	(1,600)
Proceeds from sale of business	—	5,800
Investments in intangible assets and other assets	(524)	(795)
Net cash used in investing activities	(8,156)	(2,506)
Financing activities
Proceeds from option exercises	4,343	700
Tax payments related to issuance of restricted stock units	(3,660)	(435)
Repurchase of common stock	(59,858)	—
Payments on finance lease obligations	(313)	(314)
Principal payments of long-term debt	(50,000)	(150,000)
Deferred financing costs	(544)	—
Net cash (used in) provided by financing activities	(110,032)	(150,049)
Net decrease in cash	(7,549)	(20,466)
Effect of exchange rate on cash	(302)	(36)
Cash at beginning of period	75,345	95,847
Cash at end of period	$67,494	$75,345

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, integration costs, restructuring costs, gain or loss in fair value change of warrant liability, gain or loss due to legal settlements, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and fifty-two weeks ended August 27, 2022 and August 28, 2021:

(In thousands)	13-Weeks Ended		52-Weeks Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Net income	$30,127	$18,246	$108,574	$40,880
Interest income	(14)	(80)	(15)	(84)
Interest expense	5,353	7,205	21,881	31,557
Income tax expense	7,269	8,885	41,995	39,980
Depreciation and amortization	4,901	4,666	19,299	18,174
EBITDA	47,636	38,922	191,734	130,507
Stock-based compensation expense	3,006	2,499	11,697	8,265
Integration of Quest	—	470	468	2,928
Restructuring	—	332	98	4,324
Loss in fair value change of warrant liability	—	5,483	30,062	66,197
Gain on legal settlement	—	—	—	(5,000)
Other (1)	315	767	(16)	52
Adjusted EBITDA	$50,957	$48,473	$234,043	$207,273
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, integration costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and fifty-two weeks ended August 27, 2022 and August 28, 2021:

	13-Weeks Ended		52-Weeks Ended
	August 27, 2022	August 28, 2021	August 27, 2022	August 28, 2021
Diluted earnings per share	$0.30	$0.19	$1.08	$0.42

Depreciation and amortization	0.05	0.05	0.19	0.19
Stock-based compensation expense	0.03	0.03	0.12	0.08
Integration of Quest	—	—	—	0.03
Restructuring	—	—	—	0.04
Gain on legal settlement	—	—	—	(0.05)
Other (1)	—	0.01	—	—
Tax effects of adjustments (2)	(0.02)	(0.02)	(0.08)	(0.08)
Loss in fair value change of warrant liability (3)	—	0.06	0.30	0.68
Dilution impact from adjustments (3, 4)	—	(0.01)	(0.02)	(0.05)
Rounding (4)	—	(0.02)	—	—
Adjusted diluted earnings per share (5)	$0.36	$0.29	$1.59	$1.26
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and fifty-two weeks ended August 27, 2022 and 26% for the thirteen and fifty-two weeks ended August 28, 2021.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of August 27, 2022:

(In thousands)	August 27, 2022
Net Debt:
Total debt outstanding under the Credit Agreement	$406,500
Less: cash	(67,494)
Net Debt as of August 27, 2022	$339,006

Adjusted EBITDA	$234,043

Net Debt to Adjusted EBITDA	1.4	x